Exhibit 3.6

Certificate of Designation (PURSUANT TO NRS 78.1955)
Important: Read attached instructions before completing form.
ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955)
1.	Name of corporation:

Las Vegas Gaming, Inc.

2.	By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

The following is a statement of the powers, designations, preferences, limitations, restrictions and relative rights of a series of common stock of Las Vegas Gaming, Inc., a Nevada corporation (the “Corporation”), as determined on July 11, 2006, by the board of directors of the Corporation (the “Board”), for the purposes of confirming a series of the Corporation’s common stock, $.001 par value per share, designated as Common Stock, and identifying the relative rights and preferences thereof:

See attached for full text of powers, designations, preferences, limitations, restrictions and relative rights.

3.	Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

4.	Officer Signature:	/s/ Russell R. Roth
Filing Fee: $175.00
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.	Nevada Secretary of State AM 78.1955 Designation 2003
Revised on: 11/03/03

CERTIFICATE OF DESIGNATION
OF
COMMON STOCK
OF
LAS VEGAS GAMING, INC.
(Pursuant to NRS 78.1955)
(Continued)
     The following is a statement of the powers, designations, preferences, limitations, restrictions and relative rights of a series of common stock of Las Vegas Gaming, Inc., a Nevada corporation (the “Corporation”), as determined on July 11, 2006, by the board of directors of the Corporation (the “Board”), for the purposes of authorizing a series of the Corporation’s common stock, $.001 par value per share, designated as common stock, and identifying the relative rights and preferences thereof:
1.	Designation and Number. A series of the Corporation’s common stock is hereby designated as common stock (the “Common Stock”). The number of authorized shares of the Common Stock is sixty five million (65,000,000).

2.	Maturity. The Common Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. All Common Stock when issued are fully paid and non-assessable.

3.	Rank. The Common Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank: (1) senior to any equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank junior to the Common Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation (all junior ranking classes or series of capital stock being referred to herein collectively as “Junior Stock”); (2) at parity with the Corporation’s Common Stock Series A and all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank at parity with the Common Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation; and (3) junior to all existing and future indebtedness of the Corporation, to the Corporation’s Series A Convertible Preferred Stock, to the Corporation’s Series B Convertible Preferred Stock, to the Corporation’s Series C Convertible Preferred Stock and to the Corporation’s Series D Convertible Preferred Stock.

4.	Dividend Rights. Holders of the Corporation’s Common Stock Series A and Common Stock are entitled to receive dividends pro rata based on the number of shares held, when, and if declared by the Board, from funds legally available therefore, subject to the rights of holders of any outstanding preferred stock.

5.	Liquidation Preference. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, all assets and funds of the Corporation remaining after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding preferred stock, shall be distributed, pro rata, among the holders of the Corporation’s Common Stock Series A and Common Stock up to the amount paid for such shares before any distribution of assets is made to holders of Junior Stock.
5.1.	Consolidation or Merger of the Corporation. The consolidation or merger of the

Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease, exchange offer, tender offer or any other transfer, or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.
6.	Voting Rights. Holders of Common Stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of the Corporation’s common stock, including the election of directors, and all other matters as required by law. There is no right to cumulative voting in the election of directors. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of the Corporation’s stockholders, and the vote of the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Corporation’s articles of incorporation. The holders of the Common Stock shall vote together with all other classes and series of common stock of the Corporation as a single class on all actions to be taken by the common stock holders of the Corporation except to the extent that voting as a separate class or series is required by law.
7.	Limitation of Rights. Holders of Common Stock are not entitled to any pre-emptive, subscription or conversion rights.
8.	Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or four business days after the mailing of such notice, if sent by registered mail, with postage pre-paid, addressed: (1) if to the Corporation, to the attention of its corporate secretary or to an agent of the Corporation designated as permitted by the Corporation’s Articles of Incorporation, as amended; (2) if to any holder of the Common Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the Corporation’s transfer agent); or (3) to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.